EXHIBIT NO. 99.14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report, dated January 14, 2011 for MFS Growth Fund, relating to the financial statements and financial highlights of MFS Growth Fund for the year ended November 30, 2010 appearing in the Annual Report on Form N-CSR of MFS Series Trust II, in the combined Prospectus/Proxy Statement and in the Statement of Additional Information included in this Registration Statement on Form N-14 of MFS Growth Fund.

We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” included in the Form of Agreement and Plan of Reorganization (section 4 paragraph 4.2(g)) and “Representations and Warranties” included in such combined Prospectus/Proxy Statement and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 16, 2011